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                                                                    EXHIBIT 14.1



The Management Board and Supervisory Board


Allianz Aktiengesellschaft



We consent to the incorporation by reference in the Registration Statement on Form S-8 relating to the Allianz of America, Inc. Employee Stock Purchase Plan of Allianz Aktiengesellschaft ("Allianz") of our report dated July 11, 2003, except for Note 2, as to which the date is November 28, 2003, with respect to the consolidated balance sheets of Allianz and its subsidiaries (collectively, the "Allianz Group") as of December 31, 2002 and 2001, and the related consolidated statements of income, movements in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, and the financial statement Schedules I, II, III and IV, which report appears in the December 31, 2002 Annual Report on Form 20-F, as amended by Amendment No. 1 on Form 20-F/A of Allianz.



Our report refers to Allianz's restatement of its financial statements for the three-year period ended December 31, 2002.



/s/ KPMG Deutsche Treuhand-Gesellschaft


     Aktiengesellschaft


     Wirtschaftsprufungsgesellschaft



KPMG Deutsche Treuhand-Gesellschaft


Aktiengesellschaft


Wirtschaftsprufungsgesellschaft



Munich, Germany


November 28, 2003